Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

between

PRECEPT BRANDS LLC

and

TRUETT-HURST, INC. and H.D.D. LLC

August 13, 2018

Purchase of Assets

Truett-Hurst, Inc.

H.D.D. LLC, Seller

Precept Brands LLC, Buyer

TABLE OF CONTENTS

1.	Asset Purchase Agreement dated August 13, 2018

A.	Exhibit A – Inventory

B.	Exhibit B – Supplies

C.	Exhibit C – Precept Assumed Agreements

D.	Exhibit D – Intellectual Property

E.	Exhibit E – Personal Property

F.	Exhibit F – Licenses

G.	Exhibit G – Business Records

H.	Exhibit H – Form of Assignment and Assumption Agreement

I.	Exhibit I – Form of Bill of Sale

J.	Exhibit J – Forms of Intellectual Property Assignment

K.	Exhibit K – Employment Agreement

L.	Exhibit L – Form of Royalty Payment Agreement

M.	Exhibit M— Consent to Sale of Collateral and Release of Lien

N.	Exhibit N — Form of Transition Services Agreement

O.	Exhibit O — Form of Distributor Notice

P.	Exhibit P — Distributors Schedule

2.	Purchase Price Allocation

Exhibits:

Exhibit A	Inventory

Exhibit B	Supplies

Exhibit C	Assumed Agreements

Exhibit D	Intellectual Property

Exhibit E	Personal Property

Exhibit F	Licenses

Exhibit G	Business Records

Exhibit H	Form of Assignment and Assumption Agreement

Exhibit I	Form of Bill of Sale

Exhibit J	Forms of Intellectual Property Assignment

Exhibit K	Employment Agreement

Exhibit L	Form of Royalty Payment Agreement

Exhibit M	Consent to Sale of Collateral and Release of Lien

Exhibit N	Form of Transition Services Agreement

Exhibit O	Form of Distributor Notice

Exhibit P	Distributor Schedule

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into effective as of August 13, 2018 (the “Effective Date”), by and between Precept Brands LLC, a Washington limited liability company (“Precept”), Truett-Hurst, Inc., a Delaware corporation (“Truett”) and H.D.D. LLC, a California limited liability company (“HDD” or “Seller”) the managing member of which is Truett. Precept, Truett and HDD are sometimes referred to herein collectively as the “Parties” and sometimes referred to individually as a “Party”.

This Agreement contemplates a transaction in which Precept will purchase the wholesale wine business of Seller, including but not limited to Seller’s wholesale bottled wine inventory, brands, supplies and bulk wine inventory used for Seller’s wholesale control label wine brands and Seller’s wholesale national wine brands (“Wholesale Wine Business”). Seller’s Wholesale Wine Business includes certain inventory, supplies, intellectual property, personal property, licenses, business records and contract agreements of Seller. Precept will pay cash and a royalty payment payable over a nine (9) year period for Seller’s Wholesale Wine Business. Concurrent with the execution of this Agreement Precept has delivered to Phillip Hurst, and Phillip Hurst has accepted the terms of, an Employment Agreement substantially in the form attached hereto as Exhibit K (the “Employment Agreement”), which Employment Agreement becomes effective following on or about November 1, 2018, contingent upon this transaction closing.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section 1.          Basic Transaction.

(a)     Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Precept will purchase from Seller all of Seller’s right, title and interest to the following assets, and from Truett, to the extent Truett holds title to any of the following assets, all of Truett’s right, title and interest to the following assets: the brands (“Brands”), grapes and crush/juice, bulk wine and finished goods listed on the attached Exhibit A (collectively, the “Inventory”), the supplies listed on the attached Exhibit B (the “Supplies”), the agreements, contracts, leases, licenses, prepaid expenses and other similar arrangements of Seller and Truett, and rights thereunder listed on the attached Exhibit C (the “Assumed Agreements”), the intellectual property assets listed on the attached Exhibit D (the “Intellectual Property”), the personal property described on the attached Exhibit E (the “Personal Property”), all governmental authorizations and all pending applications therefor or renewals thereof, in each case relating to Seller’s Wholesale Wine Business, and only to the extent transferable to Precept, as listed in Exhibit F (the “Licenses”), and copies or reasonable access for three (3) years, as determined by Precept, to all books and records related to the operations of Seller’s Wholesale Wine Business prior to Closing, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, wine blend composition details and records, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records, as listed in Exhibit G (the “Business Records”) all of which Inventory, Supplies, Assumed Agreements, Intellectual Property, Personal Property and Business Records relate to Seller’s Wholesale Wine Business. The Inventory, Supplies, Assumed Agreements, Intellectual Property, Personal Property, Licenses and Business Records are collectively referred to herein as the “Purchased Assets”. Seller, and Truett, to the extent Truett holds title to any of the Purchased Assets, agrees to sell, transfer, convey and deliver to Precept the Purchased Assets, effective as of the Closing Date, defined in Section 1(d), for the consideration specified below in Section 1(c). No assets, rights, licenses, contracts or other property of Seller or Truett shall be sold, conveyed, assigned, transferred or delivered to Precept, other than the Purchased Assets, and for avoidance of doubt such Purchased Assets specifically shall not include any assets, rights, licenses, contracts or other property of Seller or Truett relating to Seller’s direct to consumer wine brands and business other than the Cense wine Brand.

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(b)     No Assumption of Liabilities. Notwithstanding any provision in this Agreement or any other writing or commitment (written or oral) to the contrary, Precept is not assuming any liability or obligation of Seller of any nature, whether presently in existence or arising hereafter, other than the Assumed Agreements (the “Assumed Liabilities”). Precept expressly agrees to take on as Assumed Liabilities any and all liabilities and obligations of Seller under the Assumed Agreements following the Closing, provided that Seller shall be responsible for all payments for services provided prior to the Closing Date. All other liabilities and obligations of Seller shall be retained, paid, performed and discharged solely by and remain obligations and liabilities solely of Seller, and all liabilities and obligations relating to the Purchased Assets arising post-Closing shall be paid, performed and discharged solely by and be obligations and liabilities solely of Precept. For the avoidance of doubt, any Depletion Allowances or Sales/Sample Allowances owing to distributors for the sale of Seller’s Wholesale Wine Business products by such distributor, which Wholesale Wine Business products were sold by Seller to such distributor prior to the Closing Date, are the responsibility of Seller as set forth in Section 8(c) and 8(d) herein.

(c)     Purchase Price.

(i)          Precept agrees to pay HDD, as the purchase price for the Purchased Assets, the following amounts (the “Purchase Price”):

(A)         A cash payment of Twelve Million Nine Hundred Twenty-Five Thousand Twelve and 91/100 dollars ($12,925,012.91) (the “Inventory/Supplies Amount”) to be paid by Precept to HDD at Closing. The Inventory/Supplies Amount is the value of Seller’s Inventory and Supplies, as of the dates and using the valuation method set forth on Exhibit A and Exhibit B. The Inventory/Supplies Amount shall be adjusted in accordance with Section 7, below, for increases or decreases in, or quality issues discovered in, the Inventory and Supplies between the applicable date and the Closing Date;

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(B)         A cash payment of Five Million Four Hundred Thousand and no/100 dollars ($5,400,000.00), to be paid by Precept to HDD at Closing; and

(C)         An annual royalty payment of 10% of Precept’s gross profit from Precept’s sales of three Seller wine Brands, to be selected by Seller by the Closing Date (“Annual Royalty Payment”), during the Annual Royalty Periods (as defined in the Royalty Payment Agreement) ending in the years 2020, 2021, 2022, 2023, 2024, 2025, 2026, 2027 and 2028. The Annual Royalty Payment shall be governed by, and calculated in accordance with, the Royalty Payment Agreement, attached as Exhibit L.

(d)     The Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place upon satisfaction or waiver of the conditions set forth in Section 5, or at such other time or date as agreed to in writing by the Parties hereto (the “Closing Date”).

(e)     Deliveries at the Closing. At the Closing:

(i)          Seller will deliver to Precept:

(A)         an Assignment and Assumption Agreement in substantially the form of Exhibit H, signed by Seller and Truett;

(B)         a Bill of Sale in substantially the form of Exhibit I, signed by Seller and Truett;

(C)         assignments of all Intellectual Property rights in substantially the forms of Exhibit J, signed by HDD;

(D)         confirmation that the Employment Agreement with Phillip Hurst remains in full force and effect with respect to Phillip Hurst;

(E)         the consents of third parties required for the transfer of the Assumed Agreements listed on Exhibit C to Precept;

(F)         the Royalty Payment Agreement in substantially the form of Exhibit L, signed by Seller;

(G)         evidence of termination of financing statements, contracts and release of liens listed on Exhibit M;

(H)         the Transition Services Agreement in substantially the form of Exhibit N, signed by Seller and Truett; and

(I)         such other instruments of consent, sale, transfer, conveyance, and assignment referred to in Section 5(a), below.

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(ii)         Precept will deliver to HDD:

(A)         the cash portion of the Purchase Price, as identified in Section 1(c)(i)(A) and (B) by wire transfer;

(B)         an Assignment and Assumption Agreement in substantially the form of Exhibit H, signed by Precept;

(C)         assignments of all Intellectual Property rights in substantially the forms of Exhibit J, signed by Precept;

(D)         confirmation that the Employment Agreement with Phillip Hurst remains in full force and effect with respect to Precept;

(E)         evidence of the new storage agreement between Precept and Alexander Valley Cellars, LLC in fulfillment of HDD’s obligation with Alexander Valley Cellars, LLC (the “Warehouse Lease”);

(F)         the Royalty Payment Agreement in substantially the form of Exhibit L, signed by Precept;

(G)         the Transition Services Agreement in substantially the form of Exhibit N, signed by Precept; and

(H)         such other instruments of consent, sale, transfer, conveyance, and assignment referred to in Section 5(b) below.

(f)      Allocation. HDD together with the cooperation of Precept, shall prepare an allocation of the Purchase Price among the Purchased Assets in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate).  HDD shall deliver the allocations to Precept within ninety (90) days after the Closing Date and will consider in good faith any changes provided by Precept within ten (10) days of Precept’s receipt of the allocation. The Parties will negotiate in good faith to resolve any disagreement regarding the allocation. If the Parties agree on the allocation, each Party shall report, act and file all tax returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocations and shall not take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocations unless required to do so by applicable law. If the Parties unable to agree upon the allocation, then each Party shall report the allocation as it deems appropriate.

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Section 2.          Seller’s Representations and Warranties. Subject to the exceptions set forth in a numbered or lettered section of the disclosure schedule delivered to Precept concurrently with the Parties’ execution of this Agreement, each of Truett and HDD represent and warrant to Precept that the statements contained in this Section 2 are correct and complete as of the Effective Date and as of the Closing Date. For purposes of this Section 2, “knowledge” including the phrase “to Truett’s knowledge” or “to Seller’s knowledge” means the actual knowledge of the CEO, CFO, and Vice President of Operations/Export Manager of Truett, the Managing Member of HDD, after reasonable investigation of those employees of Seller or Truett, as applicable, who would reasonably be expected to have knowledge of such subject matter based upon such employee’s job responsibilities.

(a)     Organization of Truett. Truett is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(b)     Organization of HDD. HDD is a California limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. HDD’s managing member is Truett.

(c)     Authorization of Transaction by Truett. Truett has full corporate power and authority to execute and deliver this Agreement and each other document or instrument contemplated hereby and to execute, deliver and perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Truett and each such other document or instrument, and the consummation of the transaction contemplated hereby and thereby have been duly approved and authorized by all necessary corporate action on behalf of Truett. Without limiting the generality of the foregoing, Truett’s approval and authorization of this Agreement has been made in conformance with Truett’s current Amended and Restated Certificate of Incorporation, Bylaws and all applicable federal, state and local laws and regulations. This Agreement constitutes the valid and legally binding obligation of Truett, enforceable in accordance with its terms and conditions.

(d)     Authorization of Transaction by HDD. HDD has full limited liability company power and authority to execute and deliver this Agreement and each other document or instrument contemplated hereby and to execute, deliver and perform its obligations hereunder. The execution, delivery and performance of this Agreement by HDD and each such other document or instrument, and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by all necessary limited liability company action and in conformance with HDD’s current operating agreement, the Third Amended and Restated Operating Agreement, dated June 19, 2013 (“Operating Agreement”), all applicable federal, state and local laws and regulations. This Agreement constitutes the valid and legally binding obligation of HDD, enforceable in accordance with its terms and conditions.

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(e)     Non-contravention by Truett. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) materially violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Truett or any of its assets are subject, or any provision of Truett’s Amended and Restated Certificate of Incorporation and Bylaws, shareholders agreement, or any other organizing or governing document of Truett; or (ii) materially conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Truett is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of its assets, including the Purchased Assets). Truett is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(f)      Non-contravention by HDD. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) materially violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which HDD or any of its assets are subject, or any provision of HDD’s Certificate of Formation, Operating Agreement, or any other member agreement or other organizing or governing document of HDD; or (ii) materially conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which HDD is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of its assets, including the Purchased Assets). HDD is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(g)     Brokers’ Fees. Neither Seller nor Truett has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Precept could become liable or obligated.

(h)     Title to Assets. HDD and Truett, to the extent Truett holds title to any of the Purchased Assets, each have good and marketable title to the Purchased Assets free and clear of all liens, security interests or claims or restriction on transfer, except as set forth on the attached Schedule 2(h).

(i)      Undisclosed Liabilities. The Purchased Assets are not subject to any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), for which Precept could become liable or obligated.

(j)      Legal Compliance. Seller and Truett have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and to Seller’s knowledge and Truett’s knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

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(k)     Financial Information. The financial information regarding the Wholesale Wine Business for fiscal years June 30, 2016 through June 30, 2018, copies of which have been provided to Precept, have been prepared from, are in accordance with GAAP (except for required footnote disclosure for interim financial statements) and accurately reflect the books and records of each Seller, and have been prepared on a consistent basis throughout the periods covered thereby.

(l)      Tax Matters.

(i)          Truett and HDD have filed all federal, state and local tax returns that they was required to file, and all such tax returns were, to the best of Seller’s knowledge, correct and complete in all respects. All taxes owed by Truett and HDD (whether or not shown on any return) have been paid. There are no liens for taxes (other than taxes not yet due and payable) upon any of the Purchased Assets. Truett and HDD have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii)         There is no material dispute or claim concerning any tax liability of Truett or HDD, either: (A) claimed or raised by any authority in writing; (B) as to Truett’s knowledge based upon personal contact with any agent of such authority; and (C) as to Seller’s knowledge based upon personal contact with any agent of such authority.

(m)    Intellectual Property.

(i)          To Truett’s knowledge, Truett has not interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of third parties in any material respect, and Truett has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To Truett’s knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of Truett, including the Intellectual Property transferred to Precept hereunder, in any material respect.

(ii)         To HDD’s knowledge, HDD has not interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of third parties in any material respect, and HDD has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To HDD’s knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of HDD, including the Intellectual Property transferred to Precept hereunder, in any material respect.

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(iii)        Exhibit D identifies the Intellectual Property of Seller that will be transferred to Precept pursuant to this Agreement, together with each material license, agreement, or other permission that Truett or HDD has granted to any third party with respect to the Intellectual Property (together with any exceptions). With respect to each item of Intellectual Property listed on Exhibit D:

(A)         HDD possess all right, title, and interest in and to the item, free and clear of any lien, license, or other restriction;

(B)         to Seller’s knowledge, no item is subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)         to Seller’s knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item;

(D)         to Truett’s knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(E)         Neither HDD nor Truett has ever agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(n)     Inventory. The Inventory of Seller consists of raw materials (e.g. grapes and crush/juice), work in process (bulk wine), finished goods and Brands listed in Exhibit A.

(o)     Supplies. The Supplies of Seller consist of wine making additives, corks, stelvins, bottles, labels, boxes and other packaging materials associated with the Purchased Assets listed in Exhibit B.

(p)     Litigation.

(i)          Truett is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, nor is Truett a party or, to Truett’s knowledge, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator.

(ii)         HDD is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, nor is HDD a party or, to Seller’s knowledge, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator.

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(q)     Assumed Agreements. With respect to each contract and agreement listed on Exhibit C:

(i)          Seller has made available to Precept a copy of each Assumed Agreement, and a written summary setting forth the material terms and conditions of each oral contract which constitutes an Assumed Agreement;

(ii)         Each Assumed Agreement is legal, valid, binding, enforceable and in full force and effect in all material respects;

(iii)        Neither Truett nor HDD are, and no third party is, in breach or default under any Assumed Agreement, and, to Seller’s knowledge, no event has occurred which with notice of lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the Assumed Agreement;

(iv)        To Seller’s knowledge, no party has repudiated any provision of an Assumed Agreement; and

(v)         Each Assumed Agreement is assignable by HDD or Truett, as applicable, to Precept without the consent of any other person or, if such consent is required, such consent will have been obtained prior to Closing.

(r)      Permits and Licenses. Seller has made available to Precept each material consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any governmental body or pursuant to any federal, state, or local law, regulation, ordinance or other legal requirement (“Governmental Authorization”) that is held by Seller and relates exclusively to Seller’s Wholesale Wine Business or the Purchased Assets. Each Governmental Authorization is valid and is in full force and effect. Such Governmental Authorizations constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its Wholesale Wine Business in all material respects in the manner in which it currently conducts and operates such Wholesale Wine Business and to permit Seller in all material respects to own and use the assets related to the Wholesale Wine Business in the manner in which it currently owns and uses such assets. Further, with respect to the Governmental Authorizations held by Seller:

(i)          Seller is in material compliance with all of the terms and requirements of each such Governmental Authorization;

(ii)         During the past three (3) years, to Seller’s knowledge, Seller has not received any written notice or other written communication from any governmental body regarding (A) any actual or alleged violation of or failure to comply with any material term or requirement of any such Governmental Authorization, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization;

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(iii)        All applications required to have been filed for the renewal of such governmental authorizations have been duly filed on a timely basis with the appropriate governmental bodies and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate governmental bodies; and

(iv)        No event has occurred that may constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorizations or result in the revocation, withdrawal, suspension, cancellation, termination of or modification to any governmental authorization.

Section 3.          Buyer Representations and Warranties.

(a)     Precept Representations and Warranties. Precept represents and warrants to Seller that the statements contained in this Section 3 are correct and complete as of the Closing Date.

(i)          Organization of Precept. Precept is a Washington limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(ii)         Authorization of Transaction. Precept has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and each other document or instrument contemplated hereby and to execute, deliver and perform its obligations hereunder. The execution, delivery and performance of this Agreement by Precept and each such other document or instrument, and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by all necessary limited liability company action and in conformance with Precept’s current operating agreement, all applicable federal, state and local laws and regulations. This Agreement constitutes the valid and legally binding obligation of Precept, enforceable in accordance with its terms and conditions.

(iii)        Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) materially violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Precept is subject or any provision of Precept’s certificate of formation or Precept’s Third Amended and Restated Operating Agreement, or any other member agreement or other organizing or governing document of Precept; or (ii) materially conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Precept is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of its assets). Precept is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

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(iv)        Brokers’ Fees. Precept has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(v)         Permits and Licenses.  Precept has all Governmental Authorizations necessary to lawfully conduct and operate Seller’s Wholesale Wine Business and to own and use the assets related to Seller’s Wholesale Wine Business in all material respects after the Closing Date.  Each Governmental Authorization is valid and is in full force and effect.  Further, with respect to the Governmental Authorizations held by Precept:

(A)         During the past three (3) years, to Precept’s knowledge, Precept has not received any written notice or other written communication from any governmental body regarding (A) any actual or alleged violation of or failure to comply with any material term or requirement of any such Governmental Authorization, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization;

(B)         All applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate governmental bodies and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate governmental bodies; and

(C)         No event has occurred that may constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorizations or result in the revocation, withdrawal, suspension, cancellation, termination of or modification to any governmental authorization.

(vi)        Financial Resources. Precept shall have at Closing funds in an aggregate amount sufficient to consummate the transactions contemplated by this Agreement, including without limitation the assumption of the Assumed Liabilities.

(vii)       Opportunity for Independent Investigation. Prior to its execution of this Agreement, Precept has conducted to its satisfaction its due diligence process and an independent investigation and verification of the current condition of the Purchased Assets.

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Section 4.          Pre-Closing Covenants: The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)     Access and Investigation.  Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Precept, and to the extent the same relate exclusively to or constitute a part of the Purchased Assets being sold to Precept and are in Seller’s possession, Seller shall (i) afford Precept and prospective lenders (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s Inventory, Supplies, Assumed Agreements, Licenses, Books and Records and other documents and data related to the Seller’s Wholesale Wine Business and such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (ii) furnish Buyer Group with copies of all such Assumed Agreements, Licenses, Books and Records and other documents and data as Precept may reasonably request; (iii) furnish Buyer Group with such additional financial, operating and other relevant data and information as Precept may reasonably request; and (iv) otherwise cooperate and assist, to the extent reasonably requested by Precept, with Precept’s investigation of the Purchased Assets. Upon Seller’s reasonable request, any Buyer Group party other than Precept will enter into a written confidentiality and non-disclosure agreement prior to accessing any of Seller’s confidential information in connection with the foregoing.

(b)     Operation of Business. Between the date of this Agreement and the Closing, Seller shall:

(i)          conduct its business only in the ordinary course of business;

(ii)         maintain the quality of the Brands consistent with Brand history;

(iii)        except as otherwise directed by Precept in writing, and without making any commitment on Precept’s behalf, use its commercially reasonable efforts to preserve intact its current Wholesale Wine Business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(iv)        comply with all legal requirements and contractual obligations applicable to the operations of the Wholesale Wine Business; and

(v)         maintain all Books and Records of Seller relating to the Wholesale Wine Business in the ordinary course of business.

(c)     Negative Covenant.  Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written consent of Precept, make any modification to any material Assumed Agreement, or allow the quality of the Brands or levels of raw materials, bulk wine, supplies or other materials included in the Inventory and Supplies to vary materially from the levels customarily maintained.

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(d)     No Negotiation.  Until such time as this Agreement shall be terminated pursuant to Section 6, Seller shall deal exclusively with Precept for the purchase of any or all of the Purchased Assets, and Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any person or entity other than Precept relating to the sale of the Purchased Assets other than in the ordinary course of business. Seller’s failure to deal exclusively with Precept prior to termination of this Agreement pursuant to Section 6 shall entitle Precept to recover damages equal to $85,000.00 as liquidated damages from Seller. The Parties agree that in the event Seller breaches its obligation contained in this Section 4(d), Precept’s actual damages would be difficult to calculate and the above liquidated damage amount is a fair approximation of Precept’s actual damages should such a breach occur.

(e)     Payment of Liabilities.  Seller shall pay or otherwise satisfy in the ordinary course of business all of its liabilities and obligations pertaining to the Purchased Assets.

(f)      Notices and Consents. Seller will use its reasonable best efforts to obtain any third party consents, at Seller’s cost (other than as provided in Section 8(e) of this Agreement), that Precept may reasonably request in connection with the consummation of the transactions contemplated hereunder. Each of the Parties will deliver any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies, if required, in connection with the consummation of the transactions contemplated hereunder.

(g)     Confidentiality. Truett and Precept each confirm that they have entered into a Confidentiality and Standstill Agreement between Truett and Precept (the “NDA”) and that they are each bound by, and shall abide by, the provisions of such NDA; provided, however, that Precept shall not be bound by such NDA after the Closing with respect to any information regarding the Purchased Assets or the Assumed Liabilities. If this Agreement is terminated, the NDA shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing Party shall be returned by the receiving Party to the disclosing Party or be destroyed, as provided in the NDA.

Section 5.          Conditions to Obligation to Close.

(a)     Conditions to Precept’s Obligation. The obligation of Precept to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)          each of the representations and warranties of Truett and HDD set forth herein shall be true and correct in all material respects at and as of the Closing Date (other than any such representation and warranty made as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date);

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(ii)         Seller shall have performed and complied with all of its respective covenants hereunder in all material respects through the Closing Date;

(iii)        Seller and Truett shall have procured all material third party consents set forth on Schedule 5(a) required in connection with the transactions contemplated herein;

(iv)        no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Precept to own the Purchased Assets of Seller;

(v)         Seller and Truett shall have executed and delivered to Precept a certificate to the effect that each of the conditions set forth in Section 5(a)(i)-(iv) is satisfied in all respects;

(vi)        HDD and Truett shall have executed and delivered to Precept an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit H;

(vii)       HDD and Truett shall have executed and delivered to Precept a Bill of Sale in substantially the form attached hereto as Exhibit I;

(viii)      HDD shall have executed and delivered to Precept Trademark Assignments and a Patent Assignment in substantially the forms attached hereto as Exhibit J;

(ix)         Seller shall have confirmed to Precept that the Employment Agreement in substantially the form of Exhibit K remains in full force and effect with respect to Phillip Hurst;

(x)          HDD shall have executed and delivered to Precept a Royalty Payment Agreement in substantially the form attached hereto as Exhibit L;

(xi)         HDD shall have executed and delivered to Precept a Transition Services Agreement in substantially the form attached hereto as Exhibit N;

(xii)        Precept may waive any condition specified in this Section 5(a) if Precept executes a writing so stating at or prior to the Closing.

(b)     Conditions to Seller’s Obligation. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

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(i)          each of the representations and warranties of Precept set forth herein shall be true and correct in all material respects at and as of the Closing Date (other than any such representation and warranty made as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date);

(ii)         Precept shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)        no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(iv)        Precept shall have executed and delivered to Sellers a certificate to the effect that each of the conditions set forth in Section 5(b)(i)-(iii) is satisfied in all respects;

(v)         Precept shall have delivered to HDD by wire transfer the cash portion of the Purchase Price as identified in Section 1(c)(i)(A) and (B);

(vi)        Precept shall have executed and delivered to Seller an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit H;

(vii)       Precept shall have executed and delivered to Seller Trademark Assignments and a Patent Assignment in substantially the forms attached hereto as Exhibit J;

(viii)       Precept shall have confirmed to Seller that the Employment Agreement in substantially the form of Exhibit K remains in full force and effect with respect to Precept;

(ix)         Precept shall have executed and delivered to HDD a Royalty Payment Agreement in substantially the form attached hereto as Exhibit L;

(x)          Precept shall have executed and delivered to Seller evidence of its new lease with Alexander Valley Wineries LLC and termination of the Warehouse Lease;

(xi)         Precept shall have executed and delivered to HDD a Transition Services Agreement in substantially the form attached hereto as Exhibit N;

(xii)        Seller may waive any condition specified in this Section 5(b) if it executes a writing so stating at or prior to the Closing.

Section 6.          Termination of Agreement.

(a)     Termination.         This Agreement may be terminated by a Party as follows:

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(i)          Precept and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)         Precept may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if: (A) a material breach of any provision of this Agreement has been committed by Seller and such breach has not been waived by Precept or cured within seven (7) days after Seller’s receipt of a written notice from Precept detailing such breach; (B) there is Material Adverse Change in the Purchased Assets. The term “Material Adverse Change" as used in this paragraph shall mean any change, event, circumstance or effect that (1) is materially adverse to the Purchased Assets, taken as a whole, excluding any such change, event, circumstance or effect arising out of or in connection with or resulting from adverse developments in economic, business or financial conditions generally affecting the wine industry, or (2) would prohibit Seller from consummating the transactions contemplated hereby; or (C)  if the Closing has not occurred on or before thirty (30) days of the Effective Date, or such later date as the Parties may agree upon in writing, unless Precept is in material breach of this Agreement;

(iii)        Seller may terminate this Agreement by giving written notice to Precept at any time prior to the Closing if: (A) a material breach of any provision of this Agreement has been committed by Precept and such breach has not been waived by Seller or cured within seven (7) days after Precept’s receipt of a written notice from Seller detailing such breach; or (B) the Closing has not occurred on or before thirty (30) days of the Effective Date, or such later date as the Parties may agree upon in writing, unless the Seller is in material breach of this Agreement.

(b)     Effect of Termination.  Each Party’s right of termination under Section 6(a) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 6(a), all obligations of the Parties under this Agreement will terminate, except that the obligations of the Parties in this Section 6(b), and Sections 9 and 10 will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

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Section 7.          Post-Closing: Purchase Price Adjustment

(a)     Inventory/Supply Count and Quality Assessment. Precept and Seller shall conduct a physical count of the Inventory and Supplies as of the Closing Date (“Physical Count”) and an assessment of the quality of the Inventory (“Quality Assessment”) no later than seven (7) days after the Closing Date (“Final Inventory/Supplies Date”). Precept shall deliver to Seller a statement setting forth its calculation of the Physical Count and its Quality Assessment by the Final Inventory/Supplies Date. Based upon the agreed Physical Count and Quality Assessment, Seller shall calculate the values of the Inventory and Supplies as of the Closing Date within thirty (30) days of the Final Inventory/Supplies Date (the “Closing Value of Inventory/Supplies”). The Closing Value of Inventory/Supplies shall be prepared using the valuation methods set forth in Exhibit A and Exhibit B. Inventory and/or Supplies that are determined in the Quality Assessment to not be usable or saleable in the ordinary course of business shall be excluded from the calculation of the Closing Value of Inventory/Supplies. Seller shall provide Precept the Closing Value of Inventory/Supplies within thirty (30) days after the Final Inventory/Supplies Date. The difference between the Closing Value of Inventory/Supplies and the Inventory/Supplies Amount, shall equal the price adjustment for Inventory and Supplies (the “Inventory/Supplies Price Adjustment”). If the Closing Book Value of Inventory/Supplies is greater than the Inventory/Supplies Amount and Precept agrees with the calculation, then Precept shall pay Seller the Inventory/Supplies Price Adjustment. If the Closing Book Value of Inventory/Supplies is less than the Inventory/Supplies Amount and Precept agrees with the calculation, then Seller shall pay Precept the Inventory/Supplies Price Adjustment. Payment of the Inventory/Supplies Price Adjustment shall be made within forty-five (45) days of the Final Inventory Date. The agreed upon Inventory/Supplies Price Adjustment shall be deemed an adjustment to the respective Purchase Price for Precept and the resulting adjusted Purchase Price shall be used for all tax, financial reporting and other purposes involving the Purchased Assets.

(b)     Final Price Adjustment Dispute Resolution. If either Precept or Seller disagree with the calculation of the Closing Value of Inventory/Supplies, then the disputing Party shall deliver to the other Party, within ten (10) Business Days following its receipt of the Closing Value of Inventory/Supplies, the disputing Party’s objection and proposed modification(s) together with a written statement explaining in reasonable detail the reasons for the objection and the basis for the proposed modification. The Parties shall negotiate in good faith to reach an agreement during the thirty (30) day period following receipt by the non-disputing Party of the disputing Party’s proposed modification(s). If Precept and Seller shall reach such an agreement in writing, such written agreement regarding the final price adjustment shall be final, conclusive and binding on the Parties. If neither Party delivers a notice of objection and proposed modification to the Closing Value of Inventory/Supplies within such ten (10) Business Day period, then Seller’s calculation of the Closing Value of Inventory/Supplies shall be conclusive and the corresponding Inventory/Supplies Price Adjustment shall be final, conclusive and binding on the Parties.

(c)     If Precept and Seller are unable to reach written agreement on the Closing Value of Inventory/Supplies within the thirty (30) day period referenced in subparagraph (b), above, they shall promptly cause the national accounting firm of Moss Adams LLP (the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Value of Inventory/Supplies and the corresponding Inventory/Supplies Price Adjustment. In making such calculation, the Independent Accountant shall consider only those items or amounts as to which Precept and Seller have disagreed, and any determination by the Independent Accountant shall not be outside the range defined by the respective amounts proposed by Precept and Seller, respectively. The Independent Accountant shall simultaneously deliver to Precept and Seller as promptly as practicable, a report setting forth its calculations. Such report shall be final and binding upon the Parties, absent manifest error. The cost of such review and report for disputes involving Precept and Seller shall be paid one-half by Precept and one-half by Seller. To the extent any payment of the Inventory/Supplies Price Adjustment due hereunder is paid later than forty-five (45) days after the Closing Date (“Due Date”), then the payor shall pay and will owe the payee interest on the Inventory/Supplies Price Adjustment from the Due Date to the payment date, calculated at an annual percentage rate of 5%.

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(d)     Cooperation. The Parties agree to cooperate and assist in the preparation of the calculations of the post-closing purchase price adjustments and in the conduct of the reviews referred to above, including providing timely access to the Inventory and Supplies and making available, to the extent reasonably requested by the other Party or the Independent Accountant, the books, records, work papers and personnel reasonably necessary to perform the applicable calculations (including, without limitation, all relevant books and records and work papers).

Section 8.          Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a)     General. In case at any time with twelve (12) months after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement (including the execution and delivery of such further instruments and documents or documents necessary to transfer the trademarks and domain names referenced on Exhibit D), each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party unless the requesting Party is entitled to indemnification therefor under the terms of this Agreement.

(b)     Employment. Concurrent with execution of this Agreement, Precept will offer employment to Phillip Hurst following the Closing in accordance with the terms of the Employment Agreement, attached hereto as Exhibit K; provided, however, that Precept will not assume and Truett will be solely responsible for any of Truett’s plans or benefits, including but not limited to any plans or benefits applicable to Phillip Hurst related to executive compensation, bonuses, incentives, pension or retirement benefits, or payout of any vacation, sick or personal leave, accrued by Phillip Hurst prior to the Closing.

(c)     Sales/Samples Allowances. Precept shall not be responsible for or be required to pay or reimburse Seller on account of any distributor’s use of sample product or sales of product, which product was either used as a sample by the distributor or sold by Seller to such distributors under any of Seller’s Brands prior to the Closing Date pursuant to depletion or distributor allowance arrangements in place prior to the Closing Date (collectively, “Sales/Samples Allowances”).

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(d)     Depletion Allowances. After the Closing, Seller shall pay in a timely manner all depletion or distributor allowances or other termination payments owing to distributors of the Business on account of their sales of product, which product was sold by Seller to such distributors under any Brand prior to Closing (collectively, “Depletion Allowances”). Precept shall not be responsible for or be required to pay or reimburse Seller for such Depletion Allowances.

(e)     Seller’s Distribution Agreements. Precept will assume all of Seller’s oral and written distribution agreements identified in Exhibit P with respect to the Brands and will be responsible for any termination payments or other fees payable to distributors in connection with Precept’s purchase of the Wholesale Wine Business (such payments shall be separate from payments owned by Seller pursuant to Sections 8(c) and (d) above). Seller and Precept will cooperate with each other in giving proper written notice to distributors in the form of Exhibit O and, if applicable, state liquor control authorities as to the change in ownership. Seller shall transfer its wine distribution agreements with respect to the distribution of the Inventory within fifteen (15) days from the Closing Date or in such a manner as required by applicable law.

(f)      Non-Compete.   Seller and Truett covenant and agree that, for a period of two (2) years following the Closing Date (the “Restricted Period”), neither Seller nor Truett shall, directly or indirectly, own, manage, organize, participate in, join, finance, operate or control an enterprise engaged in the Wholesale Wine Business as conducted by Seller as of the Closing (the “Business”) anywhere in the territory served by the Business as of the Closing with similar finished inventory to the Purchased Assets. During the Restricted Period and solely with respect to the Business, neither Seller nor Truett shall directly or indirectly, (i) solicit or otherwise encourage any existing customer of the Business as of the Closing to transfer their business or patronage away from Precept, or (ii) interfere with Precept’s conduct of the Business following Closing with respect to any such person.

(g)     Tax Matters.

(i)          Transfer Taxes. All sales taxes and all expenses and fees related to sales taxes, and all other transfer taxes, including documentary stamp taxes, will be paid by Precept.

(ii)         Proration of Taxes. Real and personal property taxes, ad valorem taxes, and franchise fees or taxes (that are imposed on a periodic basis (as opposed to a net income basis)) (collectively, “Periodic Taxes”) shall be prorated between HDD and Precept for any taxable period that includes but does not end on the Closing Date. Periodic Taxes shall be prorated between Precept and HDD based on the relative periods the Purchased Assets were owned by each respective Party during the fiscal period of the taxing jurisdiction for which such taxes were imposed by such jurisdiction (as such fiscal period is or may be reflected on the bill rendered by such taxing jurisdiction). On the Closing Date, Precept and HDD shall pay or be reimbursed, on this prorated basis, for Periodic Taxes that have been paid before the Closing Date. Precept and HDD shall promptly forward an invoice to the other Party for its reimbursable pro rata share, if any, of Periodic Taxes that are not paid on the Closing Date and such invoice shall be paid by the other Party within thirty (30) days of receipt thereof.

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Section 9.          Remedies for Breaches of this Agreement.

(a)     Survival of Representations and Warranties. All of the covenants, representations and warranties of the Parties contained herein shall survive the Closing Date and continue in full force and effect for a period twelve (12) months following the Closing Date; provided, however, that claims asserted by Precept related to or arising out of any breach of any representation or warranty of a Seller in §2(a), (b), (c), (d), (e), (f), (g) and (h) (collectively, the “Fundamental Representations”) will survive the Closing Date for the applicable statute of limitations plus thirty (30) days.

(b)     Indemnification Provisions for Benefit of Precept. If the Closing occurs, Truett and HDD will jointly and severally indemnify and hold harmless Precept and its respective members, managers, equity unit holders, officers and employees (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including actual out-of-pocket costs of investigation and defense and reasonable attorneys’ fees and expenses incurred by such Buyer Indemnified Persons), whether or not involving a Third-Party Claim (collectively “Damages”), arising from:

(i)          Seller’s ownership or operation of the Wholesale Wine Business prior to the Closing, including but not limited to claims for Depletion Allowances arising from sales or deliveries by Seller prior to the Closing Date, except in each case to the extent that such Damages were caused by any acts or failure to act by Precept, including without limitation, alteration, modification, change, storage, handling or shipping of any Purchased Asset after the Closing Date;

(ii)         any breach of any representation or warranty made by Truett or HDD, or any covenant or obligation of Truett or HDD, in this Agreement; and

(iii)        any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any person with Seller (or any person acting on Seller’s behalf) in connection with any of the transactions contemplated in this Agreement; and

Notwithstanding anything in this Section 9 to the contrary, Seller is not required to indemnify Buyer Indemnified Persons until the aggregate of all Damages exceeds a deductible of $75,000.00 (“Deductible”), in which event Truett and HDD are jointly and severally responsible for the aggregate amount of all such Damages in excess of the Deductible; provided, however, that claims asserted by Precept related to or arising from Seller’s actual fraud or claims related to or arising from any breach of any Fundamental Representations shall not be subject to the Deductible. The amount by which Truett and HDD will be obligated to jointly and severally indemnify Buyer Indemnified Persons from and against the aggregate of all Damages will not exceed $500,000.00 (“Cap”); provided, however, that claims asserted by Precept related to or arising from Seller’s actual fraud or claims related to or arising from any breach of any Fundamental Representations will not exceed the Purchase Price.

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(c)     Indemnification Provisions for Benefit of Seller. Precept will indemnify and hold harmless Truett and/or HDD, and their respective directors, officers, members, managers, equity holders and employees (collectively, the “Seller Indemnified Persons”) and will reimburse the Seller Indemnified Persons for any Damages arising from:

(i)          any breach of any representation or warranty made by Precept, or of any covenant or obligation of Precept in this Agreement;

(ii)         any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person or entity with Precept (or any person acting on its behalf) in connection with any of the transactions contemplated in this Agreement; or

(iii)        any claim by the distributors set forth on Exhibit P arising out of the failure of Precept to appoint it as Precept’s distributor for the designated areas after the Closing.

Notwithstanding anything in this Section 9 to the contrary, Precept is not required to indemnify Seller Indemnified Persons until the aggregate of all Damages exceeds the Deductible, in which event Precept is responsible for the aggregate amount of all such Damages in excess of the Deductible. The amount by which Precept will be obligated to indemnify Seller Indemnified Persons from and against the aggregate of all Damages will not exceed the Cap; provided however, that claims asserted by Seller related to or arising from Precept’s fraud or claims related to or arising from Precept’s breach of due organization pursuant to Section 3(a) or (b); claims of Precept’s breach of authorization pursuant to Section 3(c) or (d); claims of Precept’s breach of non-contravention pursuant to Section 3(e) and (f); or amounts due Seller pursuant to the Royalty Agreement, shall not be subject to the Cap.

(d)     Third-Party Claims.

(i)          Promptly after receipt by a person or entity entitled to indemnity under Sections 9(b) or (c) (an “Indemnified Person”) of written notice of the assertion of a third-party claim against it (“Third-Party Claim”), such Indemnified Person shall give notice in reasonable detail to the entity obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

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(ii)          If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 9(d)(i) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless: (A) there is no finding or admission of any wrongdoing or impose any injunction or other equitable relief upon the Indemnified Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; (C) the Indemnified Party is released from all liability in respect of such Third-Party Claim; and (D) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent (which may not be unreasonably withheld). If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within twenty (20) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement reasonably effected by the Indemnified Person.

(iii)        Notwithstanding the foregoing, if an Indemnified Person reasonably determines in good faith that there is a reasonable probability that a Third-Party Claim will likely materially and adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but under no circumstances shall the Indemnifying Person be bound by any determination of any Third-Party Claim or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(iv)        Each Party hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person or any Seller Indemnified Person, as applicable, for purposes of any claim that a Buyer Indemnified Person or any Seller Indemnified Person, as applicable, may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on such Party with respect to such a claim anywhere in the world.

(v)         With respect to any Third-Party Claim subject to indemnification under this Section 9: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Parties reasonably informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

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(vi)        With respect to any Third-Party Claim subject to indemnification under this Section 9, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any Party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent reasonably possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(e)     For the purposes of determining the existence of any breach of a representation, warranty, covenant or agreement made by a Party for the purposes of determining Damages, each representation, warranty, covenant and agreement made by such Party will be deemed made without any qualifications or limitations as to materiality and, without limiting the foregoing, the word “material” and words of similar import will be deemed deleted from any such representation, warranty, covenant or agreement.

(f)      The amount of any indemnifiable Damages shall first be offset against any Annual Royalty Payments under the Royalty Payment Agreement to the extent then accrued and payable. If such royalty payments are insufficient to pay such Damages, the remaining amount of such Damages will be paid in accordance with the available remedies under this Section 9.

(g)     No Indemnified Person shall be entitled to indemnification pursuant to Section 9(b) for any Damages to the extent such Damages were taken into account in connection with the Inventory/Supplies Price Adjustment in accordance with Section 7 of this Agreement.

(h)     In computing Damages, such amounts shall be computed net of any related recoveries that the Indemnified Person actually receives under insurance policies, or other related payments actually received from third parties, and net of any tax benefits actually received by the Indemnified Person.

(i)      The Indemnified Person shall use commercially reasonable efforts to mitigate all Damages for which indemnification may be available hereunder, including availing itself of any defenses, limitations, rights of contribution, claims against third persons and other rights at law or equity.

(j)      The Parties agree to treat all payments made pursuant to this Section 9 as adjustments to the Purchase Price for tax purposes, unless otherwise required by applicable law or taxing authority interpretations thereof.

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(k)     The Parties hereto agree that the indemnification provisions of this Section 9 are the Parties’ sole and exclusive remedy for any loss or other matter under, relating to or arising out of this Agreement other than the Post-Closing Purchase Price Adjustment pursuant to Section 7, above, and no Party shall, from and after Closing, have any liability or make any claim for any loss or other matter under, relating to or arising out of this Agreement whether based on tort, strict liability, or any other legal theory, except as provided in this Section 9.

(l)      Notwithstanding any provision of this Agreement to the contrary, “Damages” shall not include any consequential, incidental, indirect, special or punitive damages or any losses or damages arising out of lost profits or reductions in value.

(m)    Should either Party acquire any knowledge with respect to the inaccuracy of or noncompliance with any representations, warranties, covenants, agreements and obligations of the other Party(s) set forth in this Agreement prior to the Closing, such knowledge shall be deemed to waive the ability of an Indemnified Person to pursue any rights to indemnification in connection therewith following the Closing.

(n)     For avoidance of doubt, in no event shall an Indemnified Person be entitled to any double recovery with respect to any particular incident, fact or event which resulted in indemnifiable Damages, regardless of whether a claim for such Damages can be brought under multiple subsections of Section 9(b).

Section 10.         Miscellaneous.

(a)     No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(b)     Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(c)     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(d)     Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or .pdf), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Signatures of the Parties transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

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(e)     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)      Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller/HDD:	H.D.D. LLC
125 Foss Creek Circle
Healdsburg, CA 95448
Attention:
Telephone:
Facsimile:

With a copy to:
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attn: David Makarechian, Esq.

If to Truett:	Truett-Hurst, Inc.
125 Foss Creek Circle
Healdsburg, CA 95448
Attention:
Telephone:
Facsimile:

With a copy to:
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attn: David Makarechian, Esq.

If to Precept:	Precept Brands LLC
1910 Fairview Avenue East, Suite 400
Seattle, Washington 98102
Attention: Mike Williamson
Telephone: (206) 267-5260
Facsimile: (206) 267-5251

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With a copy to:
Tim Hogan
Fox Rothschild LLP
1001 Fourth Avenue, Suite 4500
Seattle, WA 98154

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(g)     Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(h)     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Precept, Truett and HDD. No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i)      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j)      Expenses. Each of Precept, Truett and HDD will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

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(k)     Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement that cannot be amicably resolved, except as provided in Section 7(b) and (c), shall be finally resolved by binding arbitration in Portland, Oregon before one arbitrator and conducted in accordance with the commercial rules of JAMS (“JAMS”). The Parties shall select an arbitrator by mutual agreement, and such arbitrator shall a licensed attorney with at least 15 years’ experience in commercial law.  The Parties agree that the award of the arbitrator shall be the final and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrator; that it shall be non-appealable; that any monetary award shall be promptly paid, free of any tax, deduction or offsets; and that any costs, fees or taxes incident to enforcing the award shall be charged against the Party resisting such enforcement. A judgment upon the award rendered by the arbitrator will be entered into a court of competent jurisdiction.  The arbitrator shall determine the “prevailing Party” and such prevailing Party shall be entitled an award of its reasonable attorneys’ fees and arbitration expenses. As a condition precedent to the filing of an arbitration claim, the Parties agree to first mediate any claims between them.  Any Party refusing to mediate will not prevent any other Party from pursuing their claims in arbitration. Precept and Seller will share the cost of the mediation equally.  Nothing herein will be construed to prevent any Party’s use of injunction, and/or any other prejudgment or provisional action or remedy. Any such action or remedy will not waive the moving Party’s right to compel arbitration of any dispute.

(l)      Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word including shall mean including without limitation.

(m)    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)     Time of the Essence. Time is hereby expressly made of the essence with respect to each and every term and provision of this Agreement. The Parties acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to each Party’s execution of this Agreement.

(o)     “As Is” Sale. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN (INCLUDING WITHOUT LIMITATION THE REPRESENTATIONS IN SECTION 2), AND EXCEPT FOR MANUFACTURERS’ AND OTHER THIRD PARTY WARRANTIES, THE PURCHASED ASSETS ARE “AS IS, WHERE IS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS. SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, NON-INFRINGEMENT, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR AS TO THE CONDITION OF THE PURCHASED ASSETS, OR ANY PART THEREOF, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

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— Signature Page Follows —

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

PRECEPT BRANDS LLC

By:
Mike Williamson, Chief Operating Officer and
Chief Financial Officer

TRUETT-HURST, INC.

By:
Name: Phillip L. Hurst
Title: Chief Executive Officer and President

H.D.D. LLC

By:
Name: Phillip L. Hurst
Title: Chief Executive Officer and President